Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-4/A No. 333-175944) of Vanguard Natural Resources, LLC,
(2)  Registration Statement (Form S-3 No. 333-159911) of Vanguard Natural Resources, LLC,
(3)  Registration Statement (Form S-3 No. 333-168177) of Vanguard Natural Resources, LLC,
(4)  Registration Statement (Form S-3 No. 333-179050) of Vanguard Natural Resources, LLC, and
(5)  Registration Statement (Form S-8 No. 333-152448) pertaining to the Long-Term Incentive Plan of Vanguard Natural Resources, LLC;

of our report dated February 28, 2011 with respect to the consolidated financial statements of Encore Energy Partners LP, included in the Form 8-K/A of Vanguard Natural Resources, LLC filed on January 9, 2012.

/s/ Ernst & Young, LLP

Fort Worth, Texas
March 26, 2012